Exhibit 99.1

Sino Agro Food, Inc. Awarded Aromatic Beef Sales Contract, Potential Corporate Revenues up to USD $18M.

GUANGZHOU, China, March 28th, 2012 — Sino Agro Food, Inc. (OTCBB: SIAF.OB), an emerging integrated, diversified agriculture technology and organic food company with principal operations located throughout the Peoples Republic of China (“PRC”), is pleased to announce that our wholly-owned subsidiary company, Macau Eiji Company Limited, has been awarded a sales contract (the “Contract”) to supply its aromatic beef to a Chinese party engaged in the purchase and sale of cattle throughout the PRC. Based on internal analysis, the Company believes that revenues generated from this Contract could potentially be worth as much as approximately US $18 million, subject to future market cattle prices and demand.

The Contract calls for the delivery of 4,000 head of cattle of Simmental and Charolais breeds. The cattle will weigh between 600kg to 750kg with meat content at 52% or more of DWT (deadweight tonnage) at time of delivery. The first 1,000 head of cattle are to be delivered by December 31, 2012 with the remaining 3,000 head delivered through fiscal year 2013.

Wholesale prices for live cattle are currently averaging $3.94-$4.73/Kg depending on locality (i.e. North or South China). Based on current demand and the above-quoted wholesale prices, the Company believes it could realize revenues of approximately $4.1M - $4.7M USD during Fiscal Year 2012 from the Contract. Barring a downturn in demand and prices, the Company believes it could realize revenues of approximately $12.3M - $14.1M USD during Fiscal Year 2013.

Mr. Solomon Lee, Chief Executive Officer of the Company, stated, "Over the past several months, beef prices have been rising sharply in China. Two months ago the wholesale price for live cattle was between $2.50 and $3.15 per kilogram. Today's prices have risen to an average of approximately USD $3.94-$4.73 per kilogram. We expect this trend to continue and we believe that we could see prices as high as USD $5.92 per kilogram by the end of Fiscal Year 2012. With the rapid rise of the middle class and improved living standards, beef markets in China are accelerating due to a greater demand for beef, especially higher quality grades. Our Aromatic Beef technology provides consumers with a product that meets these demands. We look forward to potentially announcing more beef contracts in the future as we attempt to expand our operations in 2012 with the development of more cattle farms, currently targeting the districts of Enping City and Hunan Linli, and abattoir and boning facilities on a 33,000 m2 block of land adjacent to our Xining SanJiang A-Power’s property, that is expected to be acquired this year. The Company currently has three beef cattle farms in operation located throughout China”.

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. (“SIAF”) (http://www.sinoagrofood.com) and (http://www.siafchina.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the Peoples Republic of China. The Company intends to focus on meeting the increasing demand of China’s rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed and cash crops.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Sino Agro Food, Inc.
CEO Mr. Solomon Lee
Phone: 86-20-22057860
info@siafchina.com
Investor Relations (US and Europe)
Mr. Chad Sykes
Chad.Sykes@sinoagrofood.com